International Paper Completes Sale of Global Cellulose Fibers Business to American Industrial Partners (AIP)

MEMPHIS, Tenn., January 23, 2026 /PRNewswire/ -- International Paper (NYSE: IP; LSE: IPC), a global leader in sustainable packaging solutions, has completed the sale of its Global Cellulose Fibers (GCF) business to funds affiliated with American Industrial Partners (AIP). As part of the sale agreement, AIP acquired the GCF business for $1.5 billion including the issuance to International Paper of preferred stock with an aggregate initial liquidation preference of $190 million.

The GCF business creates safe, high-quality pulp for a wide range of applications such as towel and tissue products, diapers, feminine care, incontinence and other personal care products that promote health and wellness. In addition, its specialty pulp serves as a sustainable raw material used in construction materials, paints, coatings and more. The GCF segment of International Paper generated $2.8 billion in revenue in 2024, including contributions from mills that have since closed. The business operations sold to AIP generated approximately $2.3 billion in revenue in 2024, excluding the revenue from closed mills. GCF has 3,300 employees globally, nine manufacturing facilities and eight regional offices.
###

About International Paper
International Paper (NYSE: IP; LSE: IPC) is the global leader in sustainable packaging solutions. With company headquarters in Memphis, Tennessee, USA, and EMEA (Europe, Middle East and Africa) headquarters in London, UK, we employ more than 65,000 team members and serve customers around the world with operations in more than 30 countries. Together with our customers, we make the world safer and more productive, one sustainable packaging solution at a time. Net sales for 2024 were $18.6 billion. In 2025, International Paper acquired DS Smith creating an industry leader focused on the attractive and growing North American and EMEA regions. Additional information can be found by visiting internationalpaper.com.

Contacts:
Media: newsroom@ipaper.com
Investors: Mandi Gilliland; 901-419-4595; Michele Vargas, 901-419-7287